Exhibit 10.18

DEXCOM, INC.
AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT AWARD1
GRANT NUMBER:

Unless otherwise defined herein, the terms defined in the DexCom, Inc. (the “Company”) Amended and Restated 2015 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (the “Notice”).

Name:	_________________________
Address:	_________________________
Address 2:	_________________________
City, State Zip:	_________________________

You (“Participant”) have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached Award Agreement (Restricted Stock Units) (hereinafter “RSU Agreement”).

Number of RSUs:	_________________________
Date of Grant:	_________________________
Vesting Commencement Date:	_________________________

Expiration Date:	The date on which settlement of all RSUs granted hereunder occurs, with earlier expiration upon a termination of Service as set forth in the RSU Agreement.

Vesting Schedule:	Subject to the limitations set forth in this Notice, the Plan and the RSU Agreement, the RSUs will vest in accordance with the following schedule:

Shares	Vest Date/Performance Conditions

[To be inserted as applicable

Vesting Acceleration:               Notwithstanding the foregoing Vesting Schedule, the RSUs are eligible for vesting acceleration under the Company’s Severance and Change in Control Plan, subject to the terms and conditions thereof.]

1 Applicable to both time-based only, and time- and performance-based restricted stock unit award agreements (“PSUs”).

[To be inserted as applicable

Vesting Acceleration:               Notwithstanding the foregoing Vesting Schedule, if the Participant is subject to a Qualifying Termination (as defined below) during a Change in Control Period (as defined below), then, subject to Participant’s delivery to the Company of a general release (in a form prescribed by the Company) of all known and unknown claims that Participant may then have against the Company or persons affiliated with the Company (the “Release”), and satisfaction of all conditions to make the Release effective, within sixty (60) days following Participant’s Qualifying Termination (such sixty (60) day period, the “Release Period”), the then-unvested RSUs shall accelerate and become vested and settled with respect to 100% of the shares subject thereto.

The accelerated vesting described above shall be effective as of the Qualifying Termination, subject to delivery of the effective Release; provided, that, if the Qualified Termination occurs prior to the Change in Control (as defined below), then any unvested portion of Participant’s RSUs will remain outstanding for three (3) months following the Qualifying Termination (provided that in no event will the RSUs remain outstanding beyond the tenth anniversary of the Date of Grant). In the event that the proposed Change in Control is terminated without having been completed, any unvested portion of Participant’s RSUs automatically will be forfeited.

Notwithstanding any other provision in the Plan, the Notice or this Agreement to the contrary, if the successor or acquiring corporation (if any) of the Company refuses to assume, convert, replace or substitute the unvested RSUs in connection with a Corporate Transaction (as defined in the Plan) as provided in Section 21.1 of the Plan, then such RSUs shall accelerate and become vested and settled with respect to 100% of the shares subject thereto effective immediately prior to the Change in Control.

“Cause” means (i) the Participant has been convicted of, or has pleaded guilty or nolo contendere to, any felony or crime involving moral turpitude, (ii) the Participant has (X) engaged in willful misconduct which is injurious to the Company or materially failed or refused to perform the material duties lawfully and reasonably assigned to the Participant or has performed such material duties with gross negligence or (Y) breached any material term or condition of this Plan, the Participant’s Employee Proprietary Information and Inventions Agreement with the Company, any written Company policy or the Company’s written code of conduct that has been made available to Participant prior to such breach or any other material agreement with the Company, in any case after written notice by the Company of such misconduct, performance issue, gross negligence or breach of terms or conditions and an opportunity to cure within thirty (30) days of such written notice thereof from the Company, unless such misconduct, performance issue, gross negligence or breach is, by its nature, not curable, or (iii) the Participant has committed any act of fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty or other willful act of material dishonesty against the Company that results in material harm to the Company.

“Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, provided that the transaction or series of transactions pursuant to subsections (i), (ii) or (iii) also qualifies as a “change in control event” under U.S. Treasury Regulation 1.409A-3(i)(5).

“Change in Control Period” means the period commencing three (3) months prior to a Change in Control (only if after a Potential Change in Control) and ending twelve (12) months following a Change in Control.

“Disability” has the meaning set forth in Section 22(e)(3) of the Code.

“Good Reason” means the occurrence of any of the following events or conditions, without Participant’s express written consent:

(i)a material reduction in Participant’s base salary as an employee of the Company;

(ii)a material reduction in the Participant’s duties, responsibilities or authority at the Company; or

(iii)a change in the geographic location at which Participant must perform services that results in an increase in the one-way commute of Participant by more than 50 miles.

With respect to each of subsection (i), (ii), and (iii) above, Participant must provide notice to the Company of the condition giving rise to “Good Reason” within one hundred twenty (120) days of Participant’s knowledge of the existence of such condition, and the Company will have thirty (30) days following such notice to remedy such condition. Participant must resign Participant’s employment no later than thirty (30) days following expiration of the Company’s thirty (30) day cure period.

“Potential Change in Control” means the date of execution of a definitive agreement providing for a Change in Control if such transaction is consummated.

“Qualifying Termination” means a termination of employment resulting from (i) a termination by the Company of the Participant’s employment for any reason other than Cause, death or Disability, and (ii) if upon or within (12) months following a Change in Control, a voluntary resignation by the Participant of his or her employment for Good Reason. Termination due to Participant’s death or Participant’s Disability will in no event constitute a Qualifying Termination.]

You understand that your employment or consulting relationship or Service with the Company or the relevant Subsidiary is for an unspecified duration, can be terminated at any time (i.e., is “at-will”) other than as required by applicable local law, and that nothing in this Notice, the RSU Agreement or the Plan changes the nature of that relationship nor shall create or amend an employment or consulting relationship with the Company by virtue of this Notice or your participation in the Plan.
You acknowledge that the vesting of the RSUs pursuant to this Notice is subject to your continuous Service as an Employee, Director or Consultant of the Company or the relevant Subsidiary (as applicable). You also understand that this Notice is subject to the terms and conditions of both the RSU Agreement and the Plan, both of which are incorporated herein by reference.

Data Privacy Statement:
By signing below, or by accepting this Notice and the RSU Agreement via the Company’s designated electronic acceptance procedure, you confirm that you have read this Notice, the RSU Agreement and the Plan, you agree to be bound by them and you freely and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Notice, the RSU Agreement and any other Restricted Stock Unit Award grant materials by the Company, its affiliates and Subsidiaries (including your employer), and any third parties assisting in the implementation, administration and management of the Plan, for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company, its Subsidiaries (including your employer) may collect, hold, process, disclose and transfer certain personal data about you. For the purposes of this Notice and the RSU Agreement, the term “Data” means certain personal and/or sensitive information about you, including, but not limited to, your name, home address and telephone/fax number, date of birth, social insurance number or other identification number, family size, marital status, gender, beneficiary information, emergency contacts, passport/visa information, salary and benefit information, personal bank account number, tax related information, tax identification number, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor and any other information required by providers for the purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to E*TRADE Financial (“E*TRADE”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, where you may not have the same rights under applicable data protection and privacy law as in your home jurisdiction. You authorize the Company, E*TRADE and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the plan.

DEXCOM, INC.
By: _________________________

DEXCOM, INC.
AWARD AGREEMENT (RESTRICTED STOCK UNITS) TO THE
DEXCOM, INC. AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN

Unless otherwise defined herein, the terms defined in the DexCom, Inc. (the “Company”) Amended and Restated 2015 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Award Agreement (Restricted Stock Units) (the “Agreement”).
You (“Participant”) have been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this Agreement.
1.Settlement. Settlement of RSUs shall be made within the earlier of (i) 90 days following the applicable date of vesting under the vesting schedule or (ii) March 15 of the year following the year of vesting as set forth in the Notice. Settlement of RSUs shall be in Shares.
2.Withholding Taxes. Participant’s participation in the Plan will be subject to any special terms and conditions set forth in Appendix A to this Agreement (“Appendix A”) relating to withholding taxes. Appendix A constitutes part of this Agreement.
3.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote from such Shares.
4.No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.
5.Termination. Subject to the terms of the Notice, if Participant’s Service terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs and the underlying Shares shall immediately terminate. For the avoidance of doubt, Participant shall not be entitled to any compensation for the loss of any rights or opportunities under the Plan other than as provided for herein.
6.Tax Consequences. Participant acknowledges that there may be tax consequences upon settlement of the RSUs, the disposition of the Shares, if any, received in connection therewith, or at such other times that may be applicable in Participant’s jurisdiction(s) and Participant should consult a tax adviser regarding Participant’s tax obligations regarding Participant’s participation in the Plan. Participant should consult a personal tax advisor for information on the actual and potential tax consequences of this RSU.
7.Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice, this Agreement and the provisions of the Plan. Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
8.Country-Specific Terms and Conditions. Participant’s participation in the Plan will be subject to any special terms and conditions set forth in Appendix B to this Agreement (“Appendix B”) for Participant’s country of residence, if any. Appendix B constitutes part of this Agreement.
Moreover, if Participant relocates to another country, any special terms and conditions applicable to RSUs granted in such country may apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.
In addition, the Company reserves the right to impose other requirements on the RSUs and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

9.Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
10.Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer.
11.Governing Law Severability. If one or more provisions of this Agreement (including the Appendices) are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, U.S.A, without giving effect to principles of conflicts of law. In addition, for purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the state and federal courts of the State of California.
12.No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s service, for any reason, with or without cause, subject to compliance with applicable local laws.

13.Recipient Data Privacy. Through Participant’s acceptance of this grant, Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal and/or sensitive data as described in this document by and among, as applicable, the Company, its affiliates and its subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that the Company holds certain personal and/or sensitive information about him or her, including, but not limited to, his or her name, home address and telephone/fax number, date of birth, social insurance number or other identification number, family size, marital status, gender, beneficiary information, emergency contacts, passport/visa information, salary and benefit information, personal bank account number, tax related information, tax identification number, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor and any other information required by providers for the purpose of implementing, administering and managing the Plan (“Data”). Participant also understands and unambiguously consents to the fact that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant’s country or elsewhere, and that Participant’s country may have different data privacy laws and protections than the laws in the recipient's country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares acquired. Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Data Privacy Officer at [***]. Participant understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact the Data Privacy Officer at [***].
14.Nature of Grant.
(a)By acknowledging and accepting this RSU grant, Participant agrees that the granting of this RSU is completely at the discretion of the Committee pursuant to the Plan, that Participant does not expect that future awards will be granted under the Plan, or any other plan, and that Participant waives any claim for losses under the Agreement of the Plan in connection with termination of Service. All decisions with respect to future RSU or other grants, if any, will be at the sole discretion of the Committee.
(b)The RSU grant is non-transferrable and non-assignable.
(c)The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Board at any time.
(d)The grant of this award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.
(e)Participant is voluntarily participating in the Plan.
(f)This RSU grant and the Shares subject to the RSUs, and the income from and value of same, are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company or its Subsidiaries (including, as applicable, the Employer) and which is outside the scope of Participant’s Service contract, if any.

(g)This RSU grant and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement benefits or similar payments.
(h)The future value of the underlying Shares is unknown and cannot be predicted with certainty.
(i)Unless otherwise agreed with the Company in writing, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary.
(j)For purposes of the RSUs, Participant’s Service will be considered terminated as of the date Participant is no longer actively providing services to the Company, the Employer or any Subsidiary of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s service or employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant employed or the terms of Participant’s service or employment agreement, if any). The Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the RSUs (including whether Participant may still be considered to be providing services while on a leave of absence).
(k)Neither the Company, the Employer nor any Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or the subsequent sale of any Shares acquired upon settlement.
15.Translations. If Participant receives this Agreement or any other document or communication related to the Plan or this grant in a language other than English and the meaning in the translation is different than in the English version, the terms expressed in the English version will govern.
16.Insider Trading/Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including, but not limited to, Participant’s country, which may affect Participant’s ability to accept, acquire, sell, or otherwise dispose of Shares, rights to Shares (e.g., the RSUs) or rights linked to the value of Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Furthermore, Participant could be prohibited from (a) disclosing the inside information to any third party, and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Neither the Company nor any Subsidiary will be responsible for such restrictions or liable for the failure on Participant’s part to know and abide by such restrictions. Participant should consult with a personal legal advisor to ensure compliance with local laws.

17.Regulatory, Tax and Foreign Assent/Account Reporting Requirements. Participant acknowledges that the laws of the country in which Participant is working at the time of grant, vesting or the sale of Shares received pursuant to this RSU grant (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Participant to additional procedural or regulatory requirements that Participant is and will be solely responsible for and must fulfill. Depending upon the country to which laws Participant is subject, Participant may have certain foreign asset/account and/or tax reporting requirements that may affect Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalents or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country of residence. Participant’s country may require that Participant report such accounts, assets or transactions to the applicable authorities in Participant’s country. Participant also may be required to repatriate cash received from participating in the Plan to Participant’s country within a certain period of time after receipt. Participant is responsible for knowledge of and compliance with any such regulations and should speak with a personal tax, legal and financial advisors regarding same.
18.[To be inserted as applicable: Code Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from Participant’s separation from service from the Company or (ii) the date of Participant’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.]
19.[To be inserted as applicable: Holding Requirement. Participant must retain all shares received as a result of the settlement of vested RSUs, net of the applicable tax withholdings, for a period of no less than 12 months from the date of such settlement.]
***
By Participant’s signature and the signature of the Company’s representative on the Notice, or by Participant accepting this Agreement via the Company’s electronic acceptance procedure, Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement. Participant has reviewed the Plan, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address.

APPENDIX A

WITHHOLDING TAXES

APPENDIX B

ADDITIONAL COUNTRY-SPECIFIC TERMS AND CONDITIONS OF THE DEXCOM, INC. AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN (RESTRICTED STOCK UNITS)